TBS International Takes Delivery of its Second Newbuilding Multipurpose Tweendecker and Expands Fleet to 49 Vessels

DUBLIN, IRELAND – March 29, 2010 - TBS International plc (NASDAQ: TBSI) announced today that it has taken delivery of the newbuild vessel M/V Dakota Princess from China Communications Construction Company Ltd/ Nantong Yahua Shipbuilding Group Co., Ltd on March 26, 2010.

The M/V Dakota Princess is the second of a series of six TBS-designed “Roymar Class” 34,000 dwt multipurpose tweendecker vessels that the Company had ordered for a purchase price of $35.4 million per vessel. Of the remaining four vessels, the Company expects to take delivery of two vessels in 2010 and two in 2011.  The Company has in place the requisite bank financing for all of these.

With this delivery, TBS’ current fleet is comprised of 49 vessels with an aggregate of 1.47 million dwt, consisting of 26 tweendeckers and 23 handymax/ handysize bulk carriers.

Joseph E. Royce, Chairman and Chief Executive Officer and President stated, “We are pleased to have taken delivery of our second Roymar Class multipurpose tweendecker, thereby increasing our operational fleet to 49 vessels. This delivery is in line with our long term fleet modernization program and our commitment to provide additional services to our clients. We remain committed to deliver shareholder value.”

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

-	changes in demand for the company’s services, which are increasingly difficult to predict due to current economic conditions and uncertainty;
-	the effect of a decline in vessel valuations;
-	the company’s ability to maintain financial ratios and satisfy financial covenants required by its credit facilities;
-	the company’s ability to finance our operations and raise additional capital on commercially reasonable terms or at all;
-
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

-	actions taken by regulatory authorities;
-	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
-	changes in the typical seasonal variations in charter rates;
-	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
-	the risk that financial counterparties will default;
-	a material decline or weakness in shipping rates, which may occur if the economic recovery is not sustainable;
-	changes in general domestic and international political conditions;
-	changes in the condition of the company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, its anticipated drydocking or maintenance and repair costs;
-	increases in the cost of the company’s drydocking program or delays in its anticipated drydocking schedule;
-
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

-	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from our jurisdiction of incorporation;
-	Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and
-
other factors listed from time to time in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the period ended December 31, 2009 and our subsequent reports on Form 10-Q and Form 8-K.

About TBS International plc
TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com